Exhibit 99.1
EDAC TECHNOLOGIES ANNOUNCES NEW DIRECTOR- JOHN A. ROLLS
FARMINGTON, Conn., April 6, 2009 – EDAC Technologies Corporation (NASDAQ: EDAC) today announced the addition of John A. Rolls to its Board of Directors, effective as of April 6, 2009, increasing the size of the board from five directors to six.
John A. Rolls is currently the Managing Partner of Core Capital Partners LLP, a private investment partnership. Until 2006 he served as President and Chief Executive Officer of Thermion Systems International and had previously served as President and Chief Executive Officer of Deutsche Bank North America, Executive Vice –President and Chief Financial Officer of United Technologies Corporation, Senior Vice President and Chief Financial Officer of RCA and Treasurer of Monsanto Company.
“John brings exceptional qualifications and experience to our Company and insight into many of the industries in which we operate. He is an outstanding addition to our Board and we are very pleased to welcome him.”
EDAC Chairman, Daniel C. Tracy
About EDAC Technologies Corporation
EDAC Technologies Corporation is a diversified manufacturing company primarily offering (i) design and manufacturing services for the aerospace industry in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines, (ii) high-precision fixtures, gauges, dies and molds and (iii) the design, manufacture and repair of precision spindles, which are an integral part of numerous machine tools found in virtually every manufacturing environment.
Cautionary Statement Regarding Forward-Looking Statements — This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company uses words such as “plans,” “seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward- looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company’s products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company’s competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.
     Contact: Glenn L. Purple, Vice President-Finance, 860-677-2603